Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2014 Results

Rolling Meadows, Ill., August 6, 2014 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its second-quarter and first-half 2014 financial results.

Highlights

•                  Q2 2014 revenues of $228.9 million compared to $213.9 million for the same period last year, an increase of 7.0 percent.

•                  Q2 2014 C&I revenues of $62.5 million, an increase of $22.6 million or 56.7 percent over Q2 2013.

•                  First-half 2014 revenues of $444.5 million compared to $415.3 million for the same period last year, an increase of 7.0 percent.

•                  Backlog increased for the second consecutive quarter to $397.9 million at June 30, 2014.

•                  MYR purchased approximately $0.8 million of common stock in the second quarter of 2014, its first purchases under the $25.0 million share repurchase program.

Management Comments

Bill Koertner, MYR’s President and CEO said, “We are pleased with our second-quarter results, which included growth in C&I revenue and the second consecutive quarterly increase in backlog.  We also made our first share repurchases under the $25.0 million share repurchase program.”  Mr. Koertner added, “We are actively seeking growth opportunities in new and existing geographical markets where we can leverage our highly skilled workforce, extensive fleet of specialized equipment and strong balance sheet to deliver value to our shareholders. We believe that our disciplined approach, human capital, fleet assets and solid industry reputation positions us well to take advantage of opportunities in the markets we currently serve and potential new markets.”

Second-Quarter Results

MYR reported second-quarter 2014 revenues of $228.9 million, an increase of $15.0 million, or 7.0 percent, compared to the second quarter of 2013. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $166.4 million, a decrease of $7.6 million, or 4.4 percent, from the second quarter of 2013. Material and subcontractor costs in our T&D segment comprised approximately 25 percent of total contract costs in the second quarter of 2014, compared to approximately 24 percent in the second quarter of 2013. The Commercial and Industrial (C&I) segment reported second-quarter 2014 revenues of $62.5 million, an increase of $22.6 million, or 56.7 percent, over the second quarter of 2013. The increase in C&I revenues was due to increased activity with hospitals, data centers and transportation customers as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit decreased to $30.5 million, or 13.3 percent of revenues, in the second quarter of 2014, compared to $31.3 million, or 14.6 percent of revenues, in the second quarter of 2013. Second-quarter 2014 and 2013 gross margins included net benefits of approximately 1.9 percent and 1.3 percent, respectively, from improved contract margins on several large transmission projects due to cost efficiencies, additional work and effective contract management. The gross margin benefit in the second quarter of 2014 was more than offset by lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects are nearing completion, as well as higher equipment repairs and maintenance costs. The gross margin in the second quarter of 2013 was enhanced by higher equipment utilization.

Selling, general and administrative expenses increased to $18.1 million in the second quarter of 2014 compared to $16.1 million in the second quarter of 2013. The increase in selling, general and administrative expenses was primarily due to higher personnel costs to support operations and higher stock compensation costs. As a percentage of revenues, selling, general and administrative expenses increased to 7.9 percent for the second quarter of 2014 from 7.6 percent for the second quarter of 2013.

For the second quarter of 2014, net income was $7.7 million, or $0.36 per diluted share, compared to $9.5 million, or $0.44 per diluted share, for the same period of 2013. Second-quarter 2014 EBITDA, a non-GAAP financial measure, was $20.7 million, or 9.1 percent of revenues, compared to $22.5 million, or 10.5 percent of revenues, in the second quarter of 2013.

First-Half Results

MYR reported revenues of $444.5 million for the first half of 2014, an increase of $29.2 million, or 7.0 percent, compared to the first half of 2013. Specifically, the T&D segment reported revenues of $328.4 million, a decrease of $6.2 million, or 1.8 percent, from first-half 2013. Material and subcontractor costs in our T&D segment comprised approximately 22 percent of total contract costs in the first half of 2014, compared to approximately 25 percent in the first half of 2013. The C&I segment reported first-half of 2014 revenues of $116.1 million, an increase of $35.4 million, or 43.9 percent, over the first half of 2013. The increase in C&I revenues was due to increased activity with hospitals, data centers and transportation customers as well as improved market conditions in Colorado and Arizona.

Consolidated gross profit decreased to $57.6 million, or 13.0 percent of revenues, in the first half of 2014, compared to $58.6 million, or 14.1 percent of revenues, in the first half of 2013. Gross margins for the first-half of 2014 and 2013 included net benefits of approximately 2.2 percent and 1.0 percent, respectively, from improved contract margins on several large transmission projects due to cost efficiencies, additional work and effective contract management. The gross margin benefit in the first half of 2014 was more than offset by lower equipment utilization, particularly large specialty transmission equipment as several large transmission projects are nearing completion, as well as an impact from higher equipment repairs and maintenance costs. The gross margin in the first half of 2013 was enhanced by higher equipment utilization.

Selling, general and administrative expenses increased to $35.0 million in the first half of 2014 compared to $32.2 million in the first half of 2013. The increase in selling, general and administrative expenses was primarily due to higher personnel costs to support operations and higher stock compensation costs. As a percentage of revenues, selling, general and administrative expenses increased to 7.9 percent for the first half of 2014 from 7.8 percent for the first half of 2013.

For the first half of 2014, net income was $14.0 million, or $0.64 per diluted share, compared to $16.4 million, or $0.76 per diluted share, for the same period of 2013. First half 2014 EBITDA, a non-GAAP financial measure, was $39.0 million, or 8.8 percent of revenues, compared to $40.8 million, or 9.8 percent of revenues, in the first half of 2013.

Backlog

As of June 30, 2014, MYR’s backlog was $397.9 million, consisting of $265.8 million in the T&D segment and $132.1 million in the C&I segment. Total backlog at June 30, 2014 was $12.3 million higher compared to the $385.6 million reported at March 31, 2014. T&D backlog at June 30, 2014 increased $17.3 million, or 6.9 percent from March 31, 2014, while C&I backlog decreased $5.0 million, or 3.6 percent, over the same period. Total backlog at June 30, 2014 decreased $76.6 million, or 16.1 percent, from the $474.5 million reported at June 30, 2013.

Balance Sheet and Cash Flow

As of June 30, 2014, MYR had cash and cash equivalents of $54.6 million and $156.6 million of borrowing availability under its credit facility. MYR paid approximately $1.6 million to purchase shares of its common stock consisting of $0.8 million purchased under the $25.0 million stock repurchase program and $0.8 million to purchase shares surrendered by employees to satisfy employee tax obligations under its stock compensation program.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter 2014 results on Thursday, August 7, 2014, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, August 13, 2014, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 73821520. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the MYR’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, August 13, 2014.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include electric utilities, cooperatives, municipalities and private developers. MYR Group also provides commercial and industrial electrical contracting services to property owners and general contractors throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, and may include projections and estimates concerning the timing and success of specific projects and our future revenue, income, backlog, liquidity, capital spending and investments.  The forward-looking statements in this announcement are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “possible,” “plan,” “goal,” “objective,” “outlook,” “see,” “may,” “should,” “could,” “appears” or other words that convey the uncertainty of future events or outcomes.  The forward-looking statements in this announcement speak only as of the date of this announcement and are based on our current expectations and assumptions about future events, including with respect to expected growth, results of operations, performance, business prospects and opportunities and effective tax rates.  These statements do not guarantee future performance and actual results may differ materially from these statements.  We disclaim any obligation to update these statements, unless required by securities laws, and we caution you not to rely on them unduly.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2014 and December 31, 2013

	June 30,	December 31,
(In thousands, except share and per share data)	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$54,552	$76,454
Accounts receivable, net of allowances of $1,168 and $1,132, respectively	177,022	173,468
Costs and estimated earnings in excess of billings on uncompleted contracts	56,236	40,519
Deferred income tax assets	14,591	14,550
Receivable for insurance claims in excess of deductibles	12,739	11,389
Refundable income taxes	1,970	1,286
Other current assets	5,551	6,283
Total current assets	322,661	323,949
Property and equipment, net of accumulated depreciation of $131,506 and $115,679, respectively	152,644	142,931
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $3,060 and $2,893, respectively	10,032	10,199
Other assets	1,524	1,744
Total assets	$533,460	$525,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$73,307	$79,605
Billings in excess of costs and estimated earnings on uncompleted contracts	53,400	52,952
Accrued self insurance	40,269	39,111
Other current liabilities	30,360	32,711
Total current liabilities	197,336	204,379
Deferred income tax liabilities	23,719	23,719
Other liabilities	1,291	1,233
Total liabilities	222,346	229,331
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 21,322,196 and 21,223,076 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	211	210
Additional paid-in capital	162,211	161,202
Retained earnings	148,692	134,679
Total stockholders’ equity	311,114	296,091
Total liabilities and stockholders’ equity	$533,460	$525,422

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Six Months Ended June 30, 2014 and 2013

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2014	2013	2014	2013
Contract revenues	$228,877	$213,916	$444,515	$415,258
Contract costs	198,349	182,663	386,907	356,702
Gross profit	30,528	31,253	57,608	58,556
Selling, general and administrative expenses	18,110	16,144	34,985	32,151
Amortization of intangible assets	83	83	167	167
Gain on sale of property and equipment	(60)	(336)	(71)	(514)
Income from operations	12,395	15,362	22,527	26,752
Other income (expense)
Interest income	30	—	33	3
Interest expense	(177)	(179)	(355)	(362)
Other, net	108	(22)	162	(17)
Income before provision for income taxes	12,356	15,161	22,367	26,376
Income tax expense	4,615	5,699	8,354	9,954
Net income	$7,741	$9,462	$14,013	$16,422
Income per common share:
—Basic	$0.36	$0.45	$0.66	$0.79
—Diluted	$0.36	$0.44	$0.64	$0.76
Weighted average number of common shares and potential common shares outstanding:
—Basic	21,115	20,785	21,108	20,723
—Diluted	21,631	21,397	21,600	21,383

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 2014 and 2013

	Six months ended
	June 30,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$14,013	$16,422
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	16,103	13,945
Amortization of intangible assets	167	167
Stock-based compensation expense	2,197	1,658
Deferred income taxes	(41)	—
Gain on sale of property and equipment	(71)	(514)
Other non-cash items	47	75
Changes in operating assets and liabilities
Accounts receivable, net	(3,554)	(10,459)
Costs and estimated earnings in excess of billings on uncompleted contracts	(15,717)	24,937
Receivable for insurance claims in excess of deductibles	(1,350)	102
Other assets	206	1,081
Accounts payable	(6,991)	(20,781)
Billings in excess of costs and estimated earnings on uncompleted contracts	448	16,399
Accrued self insurance	1,158	88
Other liabilities	(2,318)	(5,150)
Net cash flows provided by operating activities	4,297	37,970
Cash flows from investing activities:
Proceeds from sale of property and equipment	182	546
Purchases of property and equipment	(25,234)	(21,918)
Net cash flows used in investing activities	(25,052)	(21,372)
Cash flows from financing activities:
Proceeds from exercise of stock options	135	1,045
Excess tax benefit from stock-based awards	230	628
Repurchase of common shares	(1,550)	(523)
Other financing activities	38	56
Net cash flows provided by (used in) financing activities	(1,147)	1,206
Net increase (decrease) in cash and cash equivalents	(21,902)	17,804
Cash and cash equivalents:
Beginning of period	76,454	19,825
End of period	$54,552	$37,629

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended June 30, 2014 and 2013

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data)	2014	2013	2014		2013

Summary Statement of Operations Data:
Contract revenues	$228,877	$213,916	$931,986		$913,579
Gross profit	$30,528	$31,253	$123,929		$121,044
Income from operations	$12,395	$15,362	$51,392		$56,629
Net income	$7,741	$9,462	$32,350		$34,939

Per Share Data:
Income per common share (1):
- Basic	$0.36	$0.45	$1.52	(2)	$1.67	(2)
- Diluted	$0.36	$0.44	$1.49	(2)	$1.63	(2)
Weighted average number of common shares and potential common shares outstanding :
- Basic	21,115	20,785	20,996	(3)	20,593	(3)
- Diluted	21,631	21,397	21,536	(3)	21,287	(3)

	June 30,	December 31,	June 30,	June 30,
(in thousands)	2014	2013	2013	2012

Summary Balance Sheet Data:
Total assets	$533,460	$525,422	$476,768	$444,769
Total stockholders’ equity (book value)	$311,114	$296,091	$273,976	$232,990
Goodwill and intangible assets	$56,631	$56,798	$56,966	$57,301
Total debt	$—	$—	$—	$10,000

(1)                    MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

(2)                    Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(3)                    Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2014 and 2013

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data, ratios and percentages)	2014	2013	2014	2013

Financial Performance Measures (1):

EBITDA (2)	$20,739	$22,489	$82,897	$83,803
EBITDA per Diluted Share (3)	$0.96	$1.05	$3.85	$3.94
Free Cash Flow (4)	$471	$16,016	$15,348	$19,084
Book Value per Diluted Share (5)	$14.38	$12.80
Tangible Book Value (6)	$254,483	$217,010
Tangible Book Value per Diluted Share (7)	$11.76	$10.14
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			1.95	2.05
Return on Assets (10)			6.8%	7.9%
Return on Equity (11)			11.8%	15.0%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$7,741	$9,462	$32,350	$34,939
Interest expense, net	$147	$179	$681	$824
Provision for income taxes	$4,615	$5,699	$18,513	$20,686
Depreciation and amortization	$8,236	$7,149	$31,353	$27,354
EBITDA (2)	$20,739	$22,489	$82,897	$83,803

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.36	$0.44	$1.49	$1.63
Interest expense, net, per share	$0.01	$0.01	$0.04	$0.04
Provision for income taxes per share	$0.21	$0.27	$0.86	$0.97
Depreciation and amortization per share	$0.38	$0.33	$1.46	$1.30
EBITDA per diluted share (3)	$0.96	$1.05	$3.85	$3.94

Calculation of Free Cash Flow:
Net cash flow from operating activities	$13,264	$25,476	$61,389	$57,822
Less: cash used in purchasing property and equipment	$(12,793)	$(9,460)	$(46,041)	$(38,738)
Free Cash Flow (4)	$471	$16,016	$15,348	$19,084

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$311,114	$273,976
Goodwill and intangible assets	$(56,631)	$(56,966)
Tangible Book Value (6)	$254,483	$217,010

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$14.38	$12.80
Goodwill and intangible assets per diluted share	(2.62)	(2.66)
Tangible Book Value per diluted share (7)	$11.76	$10.14

(1)                     These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                     EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                     EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                     Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(5)                     Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(6)                     Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(7)                     Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(8)                 The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.

(9)                 Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(10)              Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(11)              Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.